   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1998.
                                                      REGISTRATION NO. 333-38355

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                  TO FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

           TDS CAPITAL I
          TDS CAPITAL II                      TELEPHONE AND DATA
          TDS CAPITAL III                        SYSTEMS, INC.
   (Exact name of registrants as         (Exact name of registrant as
specified in their Declarations of         specified in its charter)
              Trust)

             DELAWARE                              DELAWARE
     (State or other jurisdiction of incorporation or organization)

                  (I.R.S. Employer Identification Nos.)
             36-7208939  36-7208942  36-7208944  36-2669023

         30 N. LASALLE ST.             LEROY T. CARLSON, JR., PRESIDENT
         CHICAGO, IL 60602             TELEPHONE AND DATA SYSTEMS, INC.
          (312) 630-1900                          SUITE 4000
 (Address, including zip code, and             30 N. LASALLE ST.
 telephone number, including area              CHICAGO, IL 60602
  code, of registrants' principal               (312) 630-1900
        executive offices)            (Name, Address including zip code,
                                        and telephone number, including
                                       area code, of agent for service)


                  Please send copies of all correspondence to:
                              WILBUR C. DELP, JR.
                                SIDLEY & AUSTIN
                            ONE FIRST NATIONAL PLAZA
                               CHICAGO, IL 60603
                                 (312) 853-7416

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE, AS DETERMINED BY MARKET CONDITIONS AND OTHER FACTORS.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------





    THE REGISTRANTS HEREBY AMEND THIS POST-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE POST-EFFECTIVE AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                EXPLANATORY NOTE


    Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 6, 1998, between Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa"), and Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware"), which had been a wholly-owned subsidiary of TDS Iowa, on May 22, 1988, TDS Iowa merged with and into TDS Delaware, with TDS Delaware as the surviving corporation (the "Reincorporation Merger"). In the Reincorporation Merger, each Common Share, $1.00 par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Common Share, $.01 par value, of TDS Delaware, each Series A Common Share, $1.00 par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Series A Common Share, $.01 par value, of TDS Delaware, and each Preferred Share, without par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Preferred Share, $.01 par value, of TDS Delaware with the same rights, preferences and limitations as set forth in the original certificate of designation for the series related to such Preferred Share.

    The Reincorporation Merger and related transactions are described in the Proxy Statement of TDS Iowa and Prospectus of TDS Delaware, dated March 24, 1998, which is incorporated by reference herein. TDS Iowa and its successor TDS Delaware are herein referred to as "TDS," the "Company" or the "Registrant."

    Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), TDS Delaware hereby adopts Registration Statement No. 333-38355 as its own for all purposes under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), as a result of the transaction described above.

    This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 relates to $400,000,000 of securities for issuance for cash from time to time, of which $100,000,000 remain available for issuance.

    This Registration Statement contains a prospectus to be used in connection with the offer and sale of Preferred Securities of TDS Capital I, TDS Capital II and TDS Capital III, each a Delaware business trust (collectively, the "Trusts"). TDS and the Trusts plan to consummate, from time to time, transactions involving the sale of securities registered pursuant to this Registration Statement, provided that the proceeds therefrom will not exceed an aggregate amount of $400,000,000, of which $100,000,000 remain available for issuance.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

         PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 19, 1998

PROSPECTUS

                                  $400,000,000
                                 TDS CAPITAL I
                                 TDS CAPITAL II
                                TDS CAPITAL III

                              PREFERRED SECURITIES
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                        TELEPHONE AND DATA SYSTEMS, INC.
                                ---------------

    TDS Capital I, TDS Capital II, and TDS Capital III, each a statutory business trust formed under the laws of the State of Delaware (each, a "Trust" and, collectively, the "Trusts") may severally offer, from time to time, their respective preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of each Trust. Telephone and Data Systems, Inc., a Delaware corporation ("TDS"), will be the sole owner of the undivided common beneficial interests in such assets represented by trust originated common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each Trust. The payment of periodic cash distributions ("distributions") with respect to the Preferred Securities and payments on liquidation or redemption with respect to such Preferred Securities will be each guaranteed by TDS in the case of each Trust (a "Preferred Securities Guarantee"), in each case only out of funds held by such Trust. TDS's obligations under the Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of TDS and will rank PARI PASSU with the most senior preferred stock issued by TDS. Concurrently with the issuance by a Trust of its Preferred Securities, such Trust will invest the proceeds thereof in TDS's junior subordinated deferrable interest debentures (the "Subordinated Debentures") having terms corresponding to such Trust's Preferred Securities. The Subordinated Debentures will be unsecured and subordinated indebtedness of TDS issued under a Subordinated Indenture dated as of October 15, 1997 between the Company and The First National Bank of Chicago, as Trustee (such indenture, as the same may be supplemented or amended from time to time, herein referred to as the "Indenture"). The Subordinated Debentures held by each Trust will be its sole assets, and the payments of principal of and interest on such Subordinated Debentures will be its only revenues. The Subordinated Debentures purchased by a Trust may be subsequently distributed PRO RATA to holders of Preferred Securities and Common Securities in connection with the dissolution of such Trust. In addition, upon the occurrence of certain events, TDS may redeem the Subordinated Debentures and cause the redemption of the Preferred Securities.


    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part will not exceed $400,000,000. Certain specific terms of each Trust's Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable and to the extent not set forth herein, the identity of the Trust, the specific title, the aggregate amount, the distribution rate (or the method for determining such rate), the stated liquidation amount, redemption provisions, other rights, the initial public offering price and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any of the underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers, any applicable commissions or discounts and the net proceeds to each Trust will be set forth in the applicable Prospectus Supplement.

    Each Prospectus Supplement will also contain information concerning certain United States federal income tax considerations applicable to the Preferred Securities offered thereby.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                           --------------------------

               THE DATE OF THIS PROSPECTUS IS _____________, 1998.

                             AVAILABLE INFORMATION

    TDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). TDS and the Trusts have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities offered hereby and certain related securities. This Prospectus does not contain all of the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to TDS and the Preferred Securities offered hereby. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site address, http:\\www.sec.gov. In addition, certain securities of TDS are listed on the American Stock Exchange. Material filed by the Company may be inspected at the office of the American Stock Exchange, Inc. at 86 Trinity Place, New York, NY 10006-1881.

    No separate financial statements of the Trusts are included herein. TDS considers that such financial statements would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Trusts are owned by TDS, a reporting company under the Exchange Act; (ii) the Trusts have no independent operations; but exist for the sole purpose of issuing the Trust Securities and holding the Subordinated Debentures as trust assets; and (iii) the obligations of the Trusts under the Preferred Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by TDS.

    The Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

    This Prospectus contains and each Prospectus Supplement and each document incorporated by reference herein may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations are forward-looking statements. These statements contain potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

    Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in markets in which the Company operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing; start-up of PCS operations; and unanticipated changes in growth in cellular customers, penetration rates, churn rates and the mix of products and services offered in the Company's markets. Readers should evaluate any statements in light of these important factors.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents which have been filed with the Commission by TDS Iowa (File No. 1-8251) or TDS Delaware (File No. 001-14157) pursuant to the Exchange Act are hereby incorporated by reference:

        (i) Annual Report of TDS on Form 10-K for the year ended December 31, 1997;

        (ii) Quarterly Report of TDS on Form 10-Q for the three months ended March 31, 1998;

       (iii) Current Reports of TDS on Form 8-K reporting events on January 28, February 10, March 24, April 17, April 21, April 27, May 22, June 1 and June 12, 1998; and

        (iv) TDS Prospectus, dated March 24, 1998, which is part of its Registration Statement on Form S-4 (Registration No. 333-42535).

    All documents filed by TDS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus, and (ii) from and after the date of such effectiveness and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

    The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Telephone and Data Systems, Inc., 30 North LaSalle Street, Chicago, Illinois 60602, Attention:
Shareholder Services (telephone number: (312) 630-1900).

                                  THE COMPANY


    Telephone and Data Systems, Inc. ("TDS" or the "Company") (AMEX symbol "TDS"), is a diversified telecommunications service company with cellular telephone, local telephone and personal communications services ("PCS") operations. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications services. The Company conducts substantially all of its cellular telephone operations through its majority-owned subsidiary United States Cellular Corporation (AMEX symbol "USM"). The Company conducts substantially all of its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation. The Company conducts substantially all of its PCS business through its majority-owned subsidiary Aerial Communications, Inc. (NASDAQ symbol "AERL"), which launched commercial service in the first half of 1997.


    The Company is the successor to Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa"), which was incorporated in 1968. On May 22, 1998, TDS Iowa was merged with and into the Company, with the Company surviving. TDS's executive offices are located at 30 North LaSalle Street, Chicago, Illinois 60602. Its telephone number is (312) 630-1900.

                                   THE TRUSTS

    Each of the Trusts is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 15, 1997. The business of each Trust is defined in a Declaration of Trust, executed by TDS, as sponsor (the "Sponsor"), and the Trustees (as defined herein). The Declaration of Trust of each Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration

Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. TDS will acquire all of the Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of each Trust. Each Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of 50 years, but may terminate earlier as provided in the applicable Declaration.

    Each Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by TDS, as holder of the Common Securities. The duties and obligations of the Trustees will be governed by the Declaration. Pursuant to the Declaration, the number of Trustees will initially be five. Three of the Trustees (the "Regular Trustees") will be persons who are employees or officers of or affiliated with, TDS. The fourth Trustee will be a corporation which maintains a principal place of business in the State of Delaware that will serve for the sole purpose of complying with certain Delaware laws (the "Delaware Trustee"). The fifth Trustee will be a financial institution unaffiliated with TDS which will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). First Chicago Delaware Inc. ("First Delaware") will act as the Delaware Trustee and The First National Bank of Chicago as the Property Trustee, in each case until removed or replaced by the holder of the Common Securities. The First National Bank of Chicago will also act as indenture trustee under the Preferred Securities Guarantee (the "Guarantee Trustee"). See "Description of the Preferred Securities Guarantees."

    The Property Trustee, acting in such capacity, will hold title to the Subordinated Debentures held by each Trust for the benefit of the holders of the Trust Securities issued by such Trust and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of such Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account for each Trust (the "Property Account") to hold all payments made in respect of the Subordinated Debentures held by such Trust for the benefit of the holders of the Trust Securities issued by such Trust. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities issued by each Trust out of funds from the Property Account of such Trust. The Guarantee Trustee will hold each Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. TDS, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase the number of Trustees, provided that the number of Trustees will be at least three, two of which will be Regular Trustees. TDS will pay all fees and expenses related to the Trust, the offering of the Preferred Securities and the issuance of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Miscellaneous."

    The rights of the holders of the Preferred Securities of each Trust, including economic rights, rights to information and voting rights, are as set forth in the Declaration for such Trust, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

    The Property Trustee for each Trust is The First National Bank of Chicago. The principal place of business of each Trust shall be c/o Telephone and Data Systems, Inc., 30 N. LaSalle Street, Chicago, Illinois 60602 (telephone number 312/630-1900).

                       RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the unaudited consolidated ratio of earnings to fixed charges and preferred stock dividends for the Company for each of the following periods:



                                                THREE MONTHS ENDED
                                                      MARCH                        YEAR ENDED DECEMBER 31
                                               --------------------  -----------------------------------------------------
                                                 1998       1997       1997       1996       1995       1994       1993
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges and
  preferred stock dividends..................  4.89x      1.28x      .70x       3.50x      3.01x      2.75x      1.96x



    The increase in the ratio of earnings to fixed charges and preferred stock dividends from the three-month period ended March 31, 1997 to the three-month period ended March 31, 1998 is primarily due to the gains on sales of cellular interests and other investments of $221.4 million in the first three months of 1998. There were no gains during the same period at 1997. For the computation of the ratio of earnings to fixed charges and preferred stock dividends: (i) earnings consist of net income from continuing operations plus income taxes from continuing operations, fixed charges (less capitalized interest), distributions from minority subsidiaries and minority share in income of subsidiaries that have fixed charges, less equity in undistributed earnings of unconsolidated investments and minority share of losses; and (ii) fixed charges and preferred stock dividends consist of interest expense, capitalized interest, estimated interest portion of rentals and preferred stock dividend requirements increased to an amount representing the pretax earnings required to cover such dividend requirements.


                                USE OF PROCEEDS

    Each Trust will use the proceeds of the sale of the Trust Securities to purchase Subordinated Debentures from TDS. Unless otherwise indicated in the applicable Prospectus Supplement, TDS intends to use the net proceeds from the sale of the Subordinated Debentures to repay certain short-term indebtedness and for general corporate purposes, which may include capital expenditures, repayment or repurchases of outstanding indebtedness, investments in subsidiaries and working capital.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as Indenture Trustee for purposes of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will correspond to the terms of the Subordinated Debentures held by the Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of each Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issuable by such Trust;
(iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Trust and the date or dates upon which such distributions will be payable; (iv) whether distributions on Preferred Securities issued by such Trust will be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Trust will be cumulative; (v) the amount or amounts which will be paid out of the assets of such Trust to the holders of Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which Preferred Securities issued by such Trust will be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of holders of Preferred Securities issued by such Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for approval by the holders of such Preferred Securities, or of Preferred Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debentures owned by such Trust may be distributed to holders of Preferred Securities of such Trust; (ix) if applicable, any securities exchange upon which the Preferred Securities of such Trust will be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by TDS to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    Each Trust will issue one series of Common Securities in connection with the issuance of Preferred Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as will be set forth therein. Except for voting rights, the terms of the Common Securities issued by a Trust will be substantially identical to the terms of the Preferred Securities issued by such Trust and such Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with such Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities of a Trust will also carry the right to vote to appoint, remove or replace any of the Trustees of such Trust. All of the Common Securities of each Trust will be directly or indirectly owned by TDS.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If an Event of Default under a Declaration of a Trust occurs and is continuing, then the holders of Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of its rights as a holder of the applicable series of Subordinated Debentures against TDS. In addition, the holders of a majority in liquidation amount of Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the applicable Declaration, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures held by a Trust, a holder of Preferred Securities of such Trust may institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the Declaration of a Trust has occurred and is continuing and such event is attributable to the failure of TDS to pay interest or principal on the applicable series of Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in such Subordinated Debentures. In connection with such Direct Action, TDS will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by TDS to such holder of Preferred Securities in such Direct Action.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by TDS for the benefit of the holders from time to time of the Preferred Securities under each Trust. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as the trustee under the Preferred Securities Guarantees. The terms of each Preferred Securities Guarantee will be those set forth therein and those made a part thereof by the Trust Indenture Act. The following summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of the Preferred Securities Guarantees, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Trust.

GENERAL

    Pursuant to each Preferred Securities Guarantee with respect to a Trust, TDS will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by such Trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by such Trust), as and when due regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments or distributions with respect to the Preferred Securities of a Trust, to the extent not paid or made by such Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee with respect to such Trust (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent such Trust has funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of the redemption (the "Redemption Price"), to the extent such Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Subordinated Debentures held by such Trust to the holders of Preferred Securities issued by such Trust in exchange for such Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Trust has funds available therefor and (b) the amount of assets of such Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. TDS's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by TDS to the holders of Preferred Securities issued by a Trust or by causing such Trust to pay such amounts to such holders.

    The Preferred Securities Guarantee for a Trust will not apply to any payment of distributions except to the extent such Trust has funds available therefor. If TDS does not make interest payments on the Subordinated Debentures purchased by a Trust, such Trust will not pay distributions on the Preferred Securities issued by such Trust and will not have funds available therefor.

    The Preferred Securities Guarantee for a Trust, when taken together with TDS's obligations under the applicable Subordinated Debentures, the Indenture and the applicable Declaration, including its obligation to pay costs, expenses, debt, and liabilities of such Trust (other than with respect to its Trust Securities), will be a full and unconditional guarantee, on a subordinated basis, by TDS of payments due on the Preferred Securities issued by such Trust from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account of such Trust to make such distributions or other payments. If TDS does not make interest payments on the Subordinated Debentures held by the Property Trustee for a Trust, such Trust will not make distributions on the Preferred Securities issued by such Trust and will not have funds available therefor. See "Description of the Subordinated Debentures -- Certain Covenants."

CERTAIN COVENANTS OF TDS

    In the Preferred Securities Guarantee for a Trust, TDS will covenant that, so long as any Preferred Securities issued by such Trust remain outstanding, if there shall have occurred and be continuing any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Trust, then (a) TDS may not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees).

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities issued by a Trust (in which case no approval will be required), the Preferred Securities Guarantee for such Trust may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by such Trust. The manner of obtaining any such approval of holders of Preferred Securities will be set forth in the applicable Prospectus Supplement. All guarantees and agreements contained in each Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of TDS and will inure to the benefit of the Guarantee Trustee and the holders of the Preferred Securities of the applicable Trust then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    Each Preferred Securities Guarantee for a Trust will terminate as to the Preferred Securities issued by such Trust upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of the Subordinated Debentures held by such Trust to the holders of the Trust Securities of such Trust, or upon full payment of the amounts payable upon liquidation of such Trust. See "Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debentures -- Indenture Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. Each Preferred Securities Guarantee for a Trust will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by such Trust must repay any sums paid to them under such Preferred Securities or Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under each Preferred Securities Guarantee will occur upon the failure of TDS to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities issued by a Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Preferred Securities Guarantee for such Trust or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Preferred Securities Guarantee. If the Guarantee Trustee fails to enforce the Preferred Securities Guarantee for a Trust, any holder of related Preferred Securities may institute a legal proceeding directly against TDS to enforce the Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against such Trust, the Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    TDS's obligations under each Preferred Securities Guarantee to make the Guarantee Payments will constitute unsecured obligations of TDS and will rank
(i) subordinate and junior in right of payment to all other liabilities of TDS, including the Subordinated Debentures, except those liabilities of TDS made PARI PASSU or subordinate by their terms, (ii) PARI PASSU with the most senior preferred stock now or hereafter issued by TDS and with any guarantee now or hereafter entered into by TDS in respect of any preferred securities of any affiliate of TDS, and (iii) senior to TDS common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by a Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

    Each Preferred Securities Guarantee will constitute guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with the Guarantee Trustee to be held for the benefit of the holders of the related Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce each Preferred Securities Guarantee on behalf of the holders of the related Preferred Securities. Except as described under "Termination of the Preferred Securities Guarantees" above, the Preferred Securities Guarantee for a Trust will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by such Trust).

CONSOLIDATION, MERGER AND SALE

    TDS may consolidate with or merge into any other Person in a transaction in which TDS is not the surviving entity, or sell, convey, transfer or otherwise dispose of its properties as an entirety, or substantially as an entirety to, any Person if (i) the Person formed in such consolidation or into which TDS is merged or to which TDS has sold, conveyed, transferred or otherwise disposed of its properties as an entirety, or substantially as an entirety, is an entity validly existing under the laws of the jurisdiction of its organization and such Person assumes TDS's obligations under the Preferred Securities Guarantees and the Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) any such Person not organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, shall expressly agree in a supplemental indenture (a) to pay to the holders of Trust Securities any additional amounts as may be necessary in order that every net payment or other amount due on the Trust Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such holder of Trust Securities (except for a tax, assessment or charge imposed solely as a result of a connection between the recipient and the jurisdiction imposing such tax, assessment or charge) by reason of or as a result of such payment or other amount being paid by an entity which is not an entity existing under the laws of the United States or any state thereof or the District of Columbia, will not be less than the amount provided for in the Trust Securities, the Indenture or the Preferred Securities Guarantees, as the case may be, to be then due and payable and (b) to the selection and jurisdiction of courts of the State of Illinois or the U.S. District Court for the Northern District of Illinois for any litigation arising out of, under or in connection with the Indenture or the Preferred Securities Guarantees. The phrase "substantially as an entirety" is not defined in the Indenture or the Preferred Securities Guarantees, and TDS is unaware of an established meaning or qualification of the phrase under New York law, which is the law governing construction of the Indenture and the Preferred Securities Guarantees. A holder of Preferred Securities may bear the burden of establishing the meaning of the phrase "substantially as an entirety".

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in each Preferred Securities Guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee for a Trust at the request of any holder of Preferred Securities issued by such Trust, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under such Preferred Securities Guarantee, from exercising the rights and powers vested in it by such Preferred Securities Guarantee. The Guarantee Trustee also serves as Property Trustee.

    TDS and its officers and directors have no material relationship with the initial Guarantee Trustee except that TDS and certain of its subsidiaries maintain normal banking relations and other financial service relations with The First National Bank of Chicago.

GOVERNING LAW

    The Preferred Securities Guarantees will be governed by, and construed in accordance with, the internal laws of the State of New York.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES


    Set forth below is a description of the terms of the Subordinated Debentures which each of the Trusts will hold as trust assets. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture ("Indenture"), dated as of October 15, 1997, between TDS and The First National Bank of Chicago, as Trustee (the "Debt Trustee"), as supplemented by the supplemental indenture creating each series of Subordinated Debentures (the "Supplemental Indenture"). The Indenture and the form of Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of each series of Subordinated Debentures will include those stated in the Indenture and the related Supplemental Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture and the related Supplemental Indenture.


    Upon the dissolution of a Trust, Subordinated Debentures held by a Trust may be distributed to the holders of Trust Securities issued by such Trust in liquidation of such Trust. See "Description of the Preferred Securities -- Dissolution; Distribution of Subordinated Debentures" in the applicable Prospectus Supplement.

    If any Subordinated Debentures are distributed to the holders of Trust Securities, TDS will use its best efforts to have such Subordinated Debentures listed on the American Stock Exchange or on such other exchange as the related Preferred Securities are then listed.

GENERAL

    The Indenture provides for the issuance of Subordinated Debentures in an unlimited amount from time to time. Each series of Subordinated Debentures will constitute a separate series under the Indenture, will be in a principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities issued by the Trust which will hold such Subordinated Debentures plus TDS's concurrent investment in the Common Securities of such Trust and will rank PARI PASSU with all other series of Subordinated Debentures.

    The entire principal amount of the Subordinated Debentures held by a Trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on the date set forth in the applicable Prospectus Supplement.

    Reference is made to the Prospectus Supplement relating to the particular Subordinated Debentures being offered thereby for the following terms: (1) the designation and terms of such Subordinated Debentures; (2) the aggregate principal amount of such Subordinated Debentures; (3) the date or dates on which such Subordinated Debentures will mature and the right, if any, to extend or shorten such date or dates; (4) the rate or rates, if any, per annum, at which such Subordinated Debentures will bear interest, or the method of determination of such rate or rates; (5) the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (6) the right, if any, to extend the interest payment periods and the duration of such extensions; (7) provisions for a sinking, purchase or other analogous fund; (8) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which such Subordinated Debentures may be redeemed, in whole or in part, at the option of TDS or the holder; (9) the form of such Subordinated Debentures; and (10) any other specific terms of such Subordinated Debentures. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debentures offered hereby will be transferable, at the corporate trust office of the Debt Trustee in New York pursuant to the Indenture.

    If a Prospectus Supplement specifies that a series of Subordinated Debentures is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement will also specify the denomination in which such Subordinated Debentures will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Subordinated Debentures will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

    The covenants contained in the Indenture would not necessarily afford protection to holders of the Subordinated Debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings of TDS.

    If Subordinated Debentures held by a Trust are distributed to holders of its Preferred Securities in liquidation of such holders' interests in such Trust, such Subordinated Debentures will initially be issued as a Global Security. To the extent described under "Description of the Subordinated Debentures -- Book-Entry and Settlement" in the applicable Prospectus Supplement, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations as specified in the applicable Prospectus Supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of TDS by check mailed to the address of the persons entitled thereto.

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction involving TDS.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of TDS, whether now existing or hereafter incurred. Senior Indebtedness may include indebtedness of TDS which is subordinated to other indebtedness of TDS but nevertheless senior to the Subordinated Debentures. No payment of principal of (including redemption and sinking fund payments, if any), premium, if any, or interest on, the Subordinated Debentures may be made if (a) there is any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of TDS to creditors upon any dissolution, winding-up, liquidation or reorganization of TDS, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debentures are entitled to receive or retain any payment. Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

    The term "Senior Indebtedness" means: (i) any payment in respect of (a) indebtedness of TDS for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by TDS;
(ii) all capital lease obligations of TDS; (iii) all obligations of TDS issued or assumed as the deferred purchase price of property, all conditional sale obligations of TDS and all of its obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of TDS for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) above of other Persons for the payment of which TDS is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of TDS (whether or not such obligation is assumed by TDS), except for (1) the Subordinated Debentures and any other indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debentures, as the case may be, including all other debt securities and guarantees in respect of those debt securities, issued to any other trusts, partnerships or any other entity affiliated with TDS which is a financing vehicle of TDS in connection with the issuance of preferred securities by such entity or other securities which rank PARI PASSU with, or junior to, the Preferred Securities, and (2) any indebtedness between or among TDS and its affiliates. Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by TDS. In addition, since TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture against subsidiaries of TDS incurring secured or unsecured indebtedness or issuing secured or unsecured securities. The ability of TDS to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As more fully set forth in the notes to the Company's financial statements, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service.

CERTAIN COVENANTS

    If (i) there has occurred any event that would constitute an Indenture Event of Default or (ii) TDS is in default with respect to its payment of any obligations under any Preferred Securities Guarantee, then (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock, or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures, and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees).

    For so long as the Trust Securities under a Trust remain outstanding, TDS will covenant (i) to maintain 100% direct or indirect ownership of the Common Securities of such Trust; provided, however, that any permitted successor of TDS under the Indenture may succeed to TDS's ownership of such Common Securities,
(ii) not to cause, as sponsor of such Trust, or to permit, as holder of such Common Securities, the dissolution, winding-up, or termination of such Trust, except in connection with a distribution of the Subordinated Debentures held by such Trust as provided in the Declaration for such Trust and in connection with certain mergers, consolidations or amalgamations, and (iii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities of such Trust in liquidation of such Trust, the redemption of all such Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by such Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

    TDS will have the right to redeem the Subordinated Debentures of each series, in whole or in part, from time to time, on or after the date set forth in the applicable Prospectus Supplement or in whole but not in part at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities-Tax Event Redemption" in the applicable Prospectus Supplement, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities of a Trust resulting from a partial redemption of the Subordinated Debentures held by such Trust would result in the delisting of such Preferred Securities, TDS may only redeem such Subordinated Debentures in whole.

INTEREST

    Each Subordinated Debenture will bear interest at the rate set forth in the applicable Prospectus Supplement from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures do not continue to remain in book-entry only form, TDS will have the right to select record dates which may be not less than fifteen days prior to each Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Except to the extent set forth in the applicable Prospectus Supplement, TDS will have the right at any time, and from time to time, during the term of any series of Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, TDS will pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified for such Subordinated Debentures to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock, or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures to which such Extension Period applies and (c) TDS will not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees). This covenant effectively requires that any Extension Period with respect to payment of interest on a series of Subordinated Debentures will also apply to each other series of Subordinated Debentures issued under the Indenture to other trusts similar to the Trust. Prior to the termination of any such Extension Period for a series of Subordinated Debentures, TDS may further defer payments of interest on such Subordinated Debentures, by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof for such series of Subordinated Debentures may not exceed 20 consecutive quarters or extend beyond the maturity of such series of Subordinated Debentures.

    Upon the termination of any Extension Period for a series of Subordinated Debentures, and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, TDS may select a new Extension Period for such series of Subordinated Debentures, as if no Extension Period had previously been declared, subject to the above requirements. No interest on a series of Subordinated Debentures during an Extension Period, except at the end thereof, will be due and payable on such series of Subordinated Debentures.

    TDS has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on any Subordinated Debentures.

    If the Property Trustee is the sole holder of a series of Subordinated Debentures, TDS will give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period for such series of Subordinated Debentures one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the related Preferred Securities are payable or (ii) the date the applicable Trust is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of such

Preferred Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of TDS's selection of such Extension Period to the holders of such Preferred Securities. If the Property Trustee is not the sole holder of a series of Subordinated Debentures, TDS will give the holders of such Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date TDS is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of such Subordinated Debentures, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

    If at any time a Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, TDS will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by such Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts such Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to any series of the Subordinated Debentures:

        (a) failure for 30 days to pay interest on the Subordinated Debentures of such series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by TDS will not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal of or premium, if any, on the Subordinated Debentures of such series when due whether at maturity, upon redemption, by declaration, or otherwise; or

        (c) failure to observe or perform any other covenant or agreement (other than those specifically relating solely to one or more other series of Subordinated Debentures) contained in the Indenture for 90 days after written notice to TDS from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

        (d) certain events of bankruptcy, insolvency or reorganization of TDS;
    or

        (e) the voluntary or involuntary dissolution, winding-up or termination of the applicable Trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities of such Trust in liquidation of such Trust, the redemption of all outstanding Trust Securities of such Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

    Upon the occurrence of an Event of Default set forth in (a),(b), or (c) above, the Debt Trustee, or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures will have the right under the Indenture to declare the principal of, and interest (including Additional Interest, if any) on, the Subordinated Debentures to be immediately due and payable. The principal amount of the Subordinated Debentures will become immediately due and payable, without any declaration or other action by the Debt Trustee or any other person, upon the occurrence of an Event of Default set forth in (d) or (e) above.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures of such series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. Either the Debt Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures of such series may declare the principal of such series due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such default if such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

    The holders of a majority in aggregate outstanding principal amount of a series of Subordinated Debentures affected thereby may, on behalf of the holders of all such Subordinated Debentures, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenant of TDS not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances described in the applicable Prospectus Supplement may have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debentures.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium (if any) on Subordinated Debentures will be made only against surrender to the Paying Agent of the Subordinated Debentures. Principal of and any premium and interest, if any, on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as TDS may designate from time to time pursuant to the Indenture. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

    The Debt Trustee will act as Paying Agent with respect to the Subordinated Debentures. TDS may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that TDS will be required to maintain a Paying Agent at the place of payment.

    All moneys paid by TDS to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Debentures which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to TDS and the holder of such Subordinated Debentures will thereafter look only to TDS for payment thereof.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting TDS and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures, to modify the Indenture or the rights of the holders of the Subordinated Debentures, and the holders of not less than a majority in principal amount of the Subordinated Debentures of a particular series to modify the supplemental indenture affecting that series; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (i) except as provided with respect to any particular series, extend the fixed maturity of such Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Debentures so affected or (ii) reduce the percentage of Subordinated Debentures, the holders of which are required for such consent, without the consent of the holder of each Subordinated Debenture then outstanding and affected thereby.

    In addition, TDS and the Debt Trustee may execute, without the consent of holders of the Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Debentures.

CONSOLIDATION, MERGER AND SALE

    TDS may consolidate with or merge into any other Person in a transaction in which TDS is not the surviving entity, or sell, convey, transfer or otherwise dispose of its properties as an entirety, or substantially as an entirety to, any Person if (i) the Person formed in such consolidation or into which TDS is merged or to which TDS has sold, conveyed, transferred or otherwise disposed of its properties as an entirety, or substantially as an entirety, is an entity validly existing under the laws of the jurisdiction of its organization and such Person assumes TDS's obligations under the Preferred Securities Guarantees and the Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) any such Person not organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, shall expressly agree in a supplemental indenture (a) to pay to the holders of Trust Securities any additional amounts as may be necessary in order that every net payment or other amount due on the Trust Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such holder of Trust Securities (except for a tax, assessment or charge imposed solely as a result of a connection between the recipient and the jurisdiction imposing such tax, assessment or charge) by reason of or as a result of such payment or other amount being paid by an entity which is not an entity existing under the laws of the United States or any state thereof or the District of Columbia, will not be less than the amount provided for in the Trust Securities, the Indenture or the Preferred Securities Guarantees, as the case may be, to be then due and payable and (b) to the selection and jurisdiction of courts of the State of Illinois or the U.S. District Court for the Northern District of Illinois for any litigation arising out of, under or in connection with the Indenture or the Preferred Securities Guarantees. The phrase "substantially as an entirety" is not defined in the Indenture or the Preferred Securities Guarantees, and TDS is unaware of an established meaning or qualification of the phrase under New York law, which is the law governing construction of the Indenture and the Preferred Securities Guarantees. A holder of Preferred Securities may bear the burden of establishing the meaning of the phrase "substantially as an entirety".

    Under the terms of the Indenture, TDS will be discharged from any and all obligations in respect of any series of Subordinated Debentures (except in each case for certain obligations with respect to denominations and provisions for payment of such Subordinated Debentures and obligations to register the transfer or exchange of such Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if TDS (i) deposits with the Debt Trustee, in trust, moneys or Governmental Obligations, in an amount sufficient to pay all the principal of, and interest on, such Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures and (ii) delivers to the Debt Trustee an opinion of counsel to the effect that, based upon TDS's receipt from, or the publication by, the Internal Revenue Service of a ruling, or a change in law, the holders of the Subordinated Debentures of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default and after the curing of all defaults, if any, undertakes to perform only such duties as are specifically set forth in the Indenture and, after a default (that has not been cured or waived), will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing will not relieve the Debt Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Indenture. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    TDS will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of TDS; provided that, in the event of any such assignment, TDS will remain liable for all of such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

    The Indenture will provide that TDS will pay all fees and expenses related to (i) the offering and sale of the Trust Securities and the Subordinated Debentures, (ii) the organization, maintenance and dissolution of each Trust,
(iii) the retention of the Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

            EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

    As set forth in the Declaration for each Trust, the sole purposes of each Trust are to (i) issue Trust Securities, (ii) invest the proceeds thereof in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

    As long as payments of interest and other payments are made when due on a series of Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the related Trust Securities primarily because
(i) the aggregate principal amount of such Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities;
(ii) the interest rate and interest and other payment dates on such Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) TDS will pay for all costs and expenses of each Trust; and (iv) the Declaration provides that the Trustees may not cause or permit a Trust to, among other things, engage in any activity that is not consistent with the purposes of such Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by TDS as and to the extent set forth under "Description of the Preferred Securities Guarantees". If TDS does not make interest payments on the Subordinated Debentures purchased by a Trust, it is expected that such Trust will not have sufficient funds to pay distributions on its Preferred Securities. The Preferred Securities Guarantee for a Trust is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until such Trust has sufficient funds for the payment of such distributions.

    If TDS fails to make interest or other payments on the Subordinated Debentures held by a Trust when due (taking into account any Extension Period), the Declaration for such Trust provides a mechanism whereby the holders of the Preferred Securities of such Trust, using the procedures described in "Description of the Preferred Securities -- Voting Rights" in the applicable Prospectus Supplement may direct the Property Trustee to enforce its rights under such Subordinated Debentures, including proceeding directly against TDS to enforce the Subordinated Debentures. If the Property Trustee fails to enforce its rights under such Subordinated Debentures, a holder of such Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under such Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity, including such Trust.

    If TDS fails to make payments under a Preferred Securities Guarantee for a Trust, such Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities of such Trust may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of such Preferred Securities may institute a legal proceeding directly against TDS to enforce the Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against such Trust, the Guarantee Trustee or any other person or entity.

    The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by TDS of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

                              PLAN OF DISTRIBUTION

    TDS and the Trusts may offer and sell the Preferred Securities in any of three ways: (i) through agents; (ii) through underwriters or dealers; or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Preferred Securities will set forth the terms of the offering of such Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Preferred Securities, the proceeds to the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Preferred Securities may be listed.

    The distribution of the Preferred Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at a market price prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Underwriters, dealers and agents may be entitled, under agreements entered into with TDS to indemnification by TDS against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for TDS and its affiliates in the ordinary course of business.

    All Preferred Securities will be new issues of securities with no established trading market. Any underwriters to whom Preferred Securities are sold by a Trust for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Preferred Securities.

                                    EXPERTS

    The audited consolidated financial statements and schedules of TDS incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. The financial statements and schedules referred to above have been incorporated by reference in reliance upon the authority of such firm as an expert in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the legality of the Preferred Securities, the validity of the Declaration, the formation of the Trusts and the legality under state law of the Preferred Securities will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Trusts and the Company. The legality under state law of the Preferred Securities Guarantees and the Subordinated Debentures will be passed upon on behalf of the Trust and the Company by Sidley and Austin, Chicago. Certain United States federal income taxation matters will be passed upon by Sidley & Austin, Chicago. Walter C.D. Carlson, a director of TDS and a beneficiary and trustee of the voting trust which controls TDS, is a partner of Sidley & Austin. Michael G. Hron and William S. DeCarlo, the Secretary and Assistant Secretary of TDS and certain TDS subsidiaries, respectively, and Stephen P. Fitzell and Sherry S. Treston, the Secretary and Assistant Secretary of certain TDS subsidiaries, respectively, are partners of Sidley & Austin.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

    Previously included in original Registration Statement


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Reference is made to Section 145 ("Section 145") of General Corporation Law of the State of Delaware (the "Delaware GCL") which provides for indemnification of directors and officers in certain circumstances.

    In accordance with Section 102(b)(7) of the Delaware GCL, TDS's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the Delaware GCL (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

    The Restated Certificate of Incorporation of TDS provides for indemnification of directors and officers to the full extent provided by the Delaware GCL, as amended from time to time. It states that the indemnification provided therein shall not be deemed exclusive. TDS may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of TDS, or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not TDS would have the power to indemnify such person against such expense, liability or loss, under the provisions of the Delaware GCL.

    Pursuant to Section 145 and the Restated Certificate of Incorporation, TDS maintains directors' and officers' liability insurance coverage.


    Each Declaration of Trust provides that no Trustee, affiliate of any Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Trustee, or any employee or agent of the Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or any employee or agent of the Trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions. Each Declaration of Trust also provides that, to the fullest extent permitted by applicable law, TDS shall Indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence except, in the case of the Property Trustee, as otherwise mandated by the Trust Indenture Act, or willful misconduct with respect to such acts or omissions. The Declaration of Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by TDS prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by TDS of any undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

ITEM 16. EXHIBITS





EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 *1.1  Form of Underwriting agreement for offerings of Preferred Securities

  3.1 Restated Certificate of Incorporation of the Registrant, is hereby incorporated by reference to Exhibit 3.1 to the Registrant's Registration
         Statement on Form 8-A/A-3 dated May 22, 1998)

  3.2  Restated Bylaws of the Registrant, are hereby  incorporated by reference to
         Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A/A-3
         dated May 22, 1998)

 *4.1  Form of Certificate of Trust

 *4.2  Form of Declaration of Trust

 *4.3  Form of Amended and Restated Declaration of Trust

 *4.4  Form of Preferred Securities Guarantee Agreement by TDS and The First
         National Bank of Chicago as Guaranty Trustee for the benefit of the holders of Trust Preferred Securities of Trusts

 *4.5  Form of Subordinated Indenture between TDS and The First National Bank of
         Chicago (including form of Subordinated Debenture)

 *4.6 Form of Supplemental Indenture to Subordinated Indenture to be used in connection with the issuance of each series of Subordinated Debentures

  4.7  Form of First Supplemental Indenture to Amended and Restated Declaration of
         Trust relating to assumption by TDS Delaware

  4.8  Form of First Supplemental Indenture to Preferred Securities Guarantee
         Agreement relating to assumption by TDS Delaware

  4.9 Form of Third Supplemental Indenture to Subordinated Indenture relating to assumption by TDS Delaware

  5.1  Opinion of Sidley & Austin as to the validity of the Subordinated
         Debentures and Preferred Securities Guarantees

 *5.2  Opinions of Richards, Layton and Finger as to the validity of Preferred
         Securities

 *8.1  Opinion of Sidley & Austin as to certain federal income tax matters

 12.1 Computations of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred Stock Dividends, are hereby incorporated by reference to Exhibit 12 to the Company's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994, 1995, 1996 and 1997

 12.2 Computations of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred Stock Dividends are hereby incorporated by reference to Exhibit 12 to the Company's Quarterly Reports on Form
         10-Q for the quarters ended March 31, 1997 and March 31, 1998.

 23.1  Consent of Arthur Andersen LLP

 24.1  Power of Attorney, filed as part of Part II to this Registration Statement

*25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
         The First National Bank of Chicago, as trustee under the Indenture

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
*25.2  Forms T-1 Statements of Eligibility under the Trust Indenture Act of 1939 of The First National Bank of Chicago as Property Trustee under
         Declaration of Trust pertaining to each of TDS Capital I, TDS Capital
         II, and TDS Capital III

*25.3 Forms T-1 Statements of Eligibility under the Trust Indenture Act of 1939 of The First National Bank of Chicago, as Preferred Guarantee Trustee under the Preferred Securities Guarantee pertaining to each of TDS
         Capital I, TDS Capital II, and TDS Capital III



-------------------
* Previously filed


ITEM 17. UNDERTAKINGS.

    The undersigned registrants hereby undertake:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

        c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That, for purposes of determining any liability under the Securities Act, each filing of TDS's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Provided, however, that (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference to this registration statement.

    4. That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described and the documents referenced under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    5. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    6. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 19th day of June, 1998.

                                TELEPHONE AND DATA SYSTEMS, INC.

                                BY              /s/ LEROY T. CARLSON, JR.
                                     ------------------------------------------
                                             Leroy T. Carlson, Jr., President


                               POWER OF ATTORNEY

    Each person whose signature below constitutes and appoints Leroy T. Carlson, Jr. and Murray L. Swanson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on June 19, 1998 in the capacities indicated.



          SIGNATURE                        TITLE
------------------------------  ---------------------------

     /s/ LEROY T. CARLSON*
------------------------------  Chairman and Director
       Leroy T. Carlson

  /s/ LEROY T. CARLSON, JR.     President and Chief
------------------------------    Executive Officer and
    Leroy T. Carlson, Jr.         Director

                                Executive VP -- Finance and
    /s/ MURRAY L. SWANSON*        Chief Financial Officer
------------------------------    (principal financial
      Murray L. Swanson           officer) and Director

      /s/ JAMES BARR III*
------------------------------  Director
        James Barr III

          SIGNATURE                        TITLE
------------------------------  ---------------------------

   /s/ RUDOLPH E. HORNACEK*
------------------------------  Director
     Rudolph E. Hornacek

   /s/ DONALD C. NEBERGALL*
------------------------------  Director
     Donald C. Nebergall

    /s/ HERBERT S. WANDER*
------------------------------  Director
      Herbert S. Wander

   /s/ WALTER C.D. CARLSON*
------------------------------  Director
     Walter C.D. Carlson

   /s/ LETITIA G.C. CARLSON*
------------------------------  Director
     Letitia G.C. Carlson

------------------------------  Director
       Donald R. Brown

      /s/ GEORGE W. OFF*
------------------------------  Director
        George W. Off

------------------------------  Director
      Martin L. Solomon

   /s/ GREGORY J. WILKINSON*    Vice President and
------------------------------    Controller (principal
     Gregory J. Wilkinson         accounting officer)

  * By: /s/ LeRoy T. Carlson, Jr.
      -----------------------------------------
       LeRoy T. Carlson, Jr., Attorney-In-Fact

    Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Trusts certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this day of June 19, 1998.

                                TDS CAPITAL I
                                (Registrant)

                                By:  /s/ LeRoy T. Carlson, Jr.
                                     ------------------------------------------
                                                  Regular Trustee

                                TDS CAPITAL II
                                (Registrant)

                                By:  /s/ LeRoy T. Carlson, Jr.
                                     ------------------------------------------
                                                  Regular Trustee

                                TDS CAPITAL III
                                (Registrant)

                                By:  /s/ LeRoy T. Carlson, Jr.
                                     ------------------------------------------
                                                  Regular Trustee